UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4 )*


                                 NDS Group Plc
      --------------------------------------------------------------------
                                (Name of Issuer)

             Series A Ordinary shares of $0.01 par value per share
      --------------------------------------------------------------------
                         (Title of Class of Securities)

                                   628891103
      --------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2008
      --------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[_] Rule 13d-1(b)
[X] Rule 13d-1(c)
[_] Rule 13d-1(d)

CUSIP No. 628891103

1.   Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

AKO Master Fund Limited
.................................................................................
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [_]
(b) [X]

3.   SEC Use Only

.................................................................................
4.   Citizenship or Place of Organization

Cayman Islands
.................................................................................

Number of Shares Beneficially Owned by Each Reporting Person With:

5.   Sole Voting Power

0
.................................................................................
6.   Shared Voting Power

1,560,671
.................................................................................
7.   Sole Dispositive Power

0
.................................................................................
8.   Shared Dispositive Power

1,560,671
.................................................................................
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

1,560,671
.................................................................................
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

N/A
.................................................................................
11.  Percent of Class Represented by Amount in Row (9)

9.5%
.................................................................................
12.  Type of Reporting Person (See Instructions)

CO
.................................................................................

CUSIP No. 628891103

1.   Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

AKO Capital LLP
.................................................................................
2.   Check the Appropriate Box if a Member of a Group (See  Instructions)
(a) [_]
(b) [X]

3.   SEC Use Only

.................................................................................
4.   Citizenship or Place of Organization

United Kingdom
.................................................................................

Number of Shares Beneficially Owned by Each Reporting Person With:

5.   Sole Voting Power

0
.................................................................................
6.   Shared Voting Power

1,560,671
.................................................................................
7.   Sole Dispositive Power

0
.................................................................................
8.   Shared Dispositive Power

1,560,671
.................................................................................
9.   Aggregate Amount Beneficially Owned by Each Reporting Person


1,560,671
.................................................................................
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

N/A
.................................................................................
11.  Percent of Class Represented by Amount in Row (9)

9.5%
.................................................................................
12.  Type of Reporting Person (See Instructions)

PN, IA
.................................................................................

CUSIP No. 628891103

1.   Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

Nicolai Tangen
.................................................................................
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
(a)  [_]
(b)  [X]

3.   SEC Use Only

.................................................................................
4.   Citizenship or Place of Organization

Norway
.................................................................................

Number of Shares Beneficially Owned by Each Reporting Person With:

5.   Sole Voting Power

0
.................................................................................
6.   Shared Voting Power

1,560,671
.................................................................................
7.   Sole Dispositive Power

0
.................................................................................
8.   Shared Dispositive Power

1,560,671

.................................................................................
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

1,560,671
.................................................................................
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

N/A
.................................................................................
11.  Percent of Class Represented by Amount in Row (9)

9.5%
.................................................................................
12.  Type of Reporting Person (See Instructions)

IN
.................................................................................

Item 1.

(a)  Name of Issuer

NDS Group Plc
.................................................................................
(b)  Address of Issuer's Principal Executive Offices

One Heathrow Boulevard
286 Bath Road
West Drayton, Middlesex
United Kingdom UB7 0DQ
.................................................................................
Item 2.
(a)  Name of Person Filing

AKO Master Fund Limited
AKO Capital LLP
Nicolai Tangen
.................................................................................
(b)  Address of Principal Business Office or, if none, Residence

AKO Master Fund Limited
PO Box 309
George Town, Cayman Islands

AKO Capital LLP
61 Conduit Street
London, United Kingdom W1S 2GB

Nicolai Tangen
61 Conduit Street
London, United Kingdom W1S 2GB
.................................................................................
(c)  Citizenship

AKO Master Fund Limited - Cayman Islands
AKO Capital LLP - United Kingdom
Nicolai Tangen - Norway
.................................................................................
(d)  Title of Class of Securities

Series A Ordinary shares of $0.01 par value per share
.................................................................................
(e)  CUSIP Number

628891103
.................................................................................

Item 3. If this statement is filed pursuant to Sec.Sec.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)  [_]  Broker or dealer  registered  under  section  15 of the Act (15 U.S.C.
          78o).

(b)  [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)  [_]  Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C.
          78c).

(d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e)  [_]  An investment adviser in accordance with Sec.240.13d-1(b)(1)(ii)(E);

(f) [_] An employee benefit plan or endowment fund in accordance with Sec.240.13d-1(b)(1)(ii)(F);

(g) [_] A parent holding company or control person in accordance with Sec. 240.13d-1(b)(1)(ii)(G);

(h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)  [_]  Group, in accordance with Sec.240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)  Amount beneficially owned:

AKO Master Fund Limited - 1,560,671
AKO Capital LLP - 1,560,671
Nicolai Tangen - 1,560,671
.................................................................................
(b)  Percent of class: .

AKO Master Fund Limited - 9.5%
AKO Capital LLP - 9.5%
Nicolai Tangen - 9.5%
.................................................................................
(c)  Number of shares as to which the person has:

     (i)  Sole power to vote or to direct the vote.

     AKO Master Fund Limited - 0
     AKO Capital LLP - 0
     Nicolai Tangen - 0

     ...........................................................................

     (ii) Shared power to vote or to direct the vote.

     AKO Master Fund Limited - 1,560,671
     AKO Capital LLP - 1,560,671
     Nicolai Tangen - 1,560,671

     ...........................................................................
     (iii) Sole power to dispose or to direct the disposition of.

     AKO Master Fund Limited - 0
     AKO Capital LLP - 0
     Nicolai Tangen - 0

     ...........................................................................
     (iv) Shared power to dispose or to direct the disposition of.

     AKO Master Fund Limited - 1,560,671
     AKO Capital LLP - 1,560,671
     Nicolai Tangen - 1,560,671

     ...........................................................................


Item 5. Ownership of Five Percent or Less of a Class

N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

N/A
.................................................................................
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

N/A
.................................................................................
Item 8. Identification and Classification of Members of the Group

N/A

.................................................................................
Item 9. Notice of Dissolution of Group

N/A
.................................................................................
Item 10. Certification
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

AKO Master Fund Limited
By AKO Capital LLP

/s/ David Woodburn
------------------
David Woodburn
Title: Board Member


AKO Capital LLP

/s/ David Woodburn
------------------
David Woodburn
Title: Board Member


/s/ Nicolai Tangen
------------------
Nicolai Tangen

Date:  February 6, 2009

                                                                      EXHIBIT A


                                    AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 4 dated February 6, 2009 relating to Series A ordinary shares of $.01 par value per share of NDS Group Plc shall be filed on behalf of the undersigned.

AKO MASTER FUND LIMITED
By: AKO Capital LLP

/s/ David Woodburn
------------------
David Woodburn
Title: Board Member


AKO CAPITAL LLP

/s/ David Woodburn
------------------
David Woodburn
Title: Board Member

/s/ Nicolai Tangen
------------------
Nicolai Tangen


Date: February 6, 2009




SK 25275 0001 957911